FOR IMMEDIATE RELEASE

CONTACTS:
Investors — Scott Pond (801) 345-2657, spond@nuskin.com
Media — Kara Schneck (801) 345-2116, kschneck@nuskin.com

NU SKIN ENTERPRISES REPORTS SECOND-QUARTER 2009 RESULTS

Strong Performance Leads Company to Raise Annual Guidance

PROVO, Utah — July 29, 2009 — Nu Skin Enterprises, Inc. (NYSE: NUS) today announced record second-quarter revenue of $322.6 million, up slightly from $321.7 million reported in the prior year, but up 4 percent on a constant-currency basis. Earnings per share for the quarter were $0.35, a 9 percent improvement over the same quarter of 2008. Earnings per share, excluding restructuring charges in the current quarter, were $0.36, a 13 percent improvement over the prior-year period. Operating income improved 19 percent.

“We’re very pleased with the direction of our business and the progress we are making towards achieving our annual goals,” said Truman Hunt, president and chief executive officer. “We continue to generate healthy results in a difficult economic environment.

“Our growth is a result of continued strength in the skin care category, with sales up 14 percent, driven by strong sales of our Galvanic Spa System. Additionally, our business transformation efforts, most recently in Japan, have helped us track ahead of our operating margin targets.”

Regional Results

North Asia. Second-quarter revenue in North Asia was $146.7 million, compared to $151.0 million for the same period in 2008. North Asia’s results were negatively impacted approximately 1 percent by foreign currency fluctuations, due to a 26 percent weakening of the Korean Won compared to the prior year. Japan recorded a local-currency revenue decline of 6 percent while South Korea local-currency revenue improved 11 percent. The number of executive distributors in the region was down 3 percent while the number of active distributors declined 2 percent.

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Nu Skin Enterprises, Inc.
July 29, 2009

Americas. Revenue in the Americas improved 9 percent to $62.2 million, compared to $57.3 million in the prior-year period. The United States posted a 5 percent revenue increase during the quarter, while Canada and Latin America local-currency revenue grew by 69 percent and 30 percent, respectively. The number of executive distributors in the region improved 9 percent while the number of active distributors decreased 2 percent compared to the prior year.

Greater China. Second-quarter revenue in Greater China was $52.8 million, compared to $55.8 million in the prior-year period. Foreign currency fluctuations negatively impacted revenue by 3 percent. Local-currency revenue in Mainland China improved 6 percent over the same quarter in 2008. Taiwan local currency revenue increased 1 percent, and Hong Kong local-currency revenue was down 18 percent, reflecting significant sales in the prior year at a regional distributor convention held in Hong Kong. The executive distributor count in the region declined 5 percent, while the number of active distributors was down 21 percent compared to the prior-year, primarily a reflection of the on-going transition in the company’s business model in China.

Europe.Revenue from Europe was $32.2 million, a 6 percent improvement over the prior-year period, with solid growth in each region within Europe. Results in the region were negatively impacted approximately 16 percent by foreign currency fluctuations. Executive and active distributor counts in Europe increased 20 percent and 25 percent, respectively, compared to the prior-year period.

South Asia/Pacific. Revenue in South Asia/Pacific was $28.7 million, an improvement of 5 percent compared to the prior year. Sales in the quarter were negatively impacted 11 percent by currency fluctuations. The region’s second-quarter executive count improved 17 percent while the active distributor count increased 5 percent compared to the same period in 2008.

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Nu Skin Enterprises, Inc.
July 29, 2009

Operational Performance

The company’s gross margin during the quarter was 81.2 percent, a 40-basis-point decline compared to the prior-year period, due primarily to foreign currency fluctuations and shifting product mix. Selling expenses, as a percent of revenue, were 41.7 percent in the second quarter, an 80-basis-point improvement due to distributor compensation plan modifications aimed at rewarding productivity. General and administrative expenses improved to $91.3 million, or 28.3 percent of revenue, compared to $96.5 million, or 30.0 percent of revenue in the prior-year period. Prior-year results included expenses associated with conventions in Japan and Hong Kong. The company incurred restructuring charges of $1.6 million during the quarter related to the continued restructuring of Japan.

The company’s income tax rate for the quarter was 37.4 percent. The company’s cash position at the end of the quarter was $125.3 million. Dividend payments during the quarter were $7.2 million. The company repurchased $3.9 million of its outstanding shares during the quarter.

Outlook

“Our strong first-half performance keeps us on course to achieve another year of record results,” said Hunt. “We look forward to the next phase of our ageLOC launch in October when we will introduce a highly innovative anti-aging skin care system. ageLOC represents our proprietary approach to attacking the sources of aging, as opposed to just the signs and symptoms. We believe these ageLOC developments represent our most significant product innovation in our 25-year history.

“As we continue to export successful and proven sales programs throughout our markets, we expect to sustain increases in distributor productivity. For example, we introduced a new feature to our distributor compensation model called the ‘Wealth Maximizer’ in the United States and Europe last year with excellent results. In the second quarter, we launched this compensation feature in Japan and Southeast Asia with encouraging early indicators.

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Nu Skin Enterprises, Inc.
July 29, 2009

“We are generating improved profitability from our concerted efforts to operate the business more efficiently around the world. We are particularly encouraged by the restructuring work in Japan and anticipate continued improvement going forward,” concluded Hunt.

“Based on the strength of our business, we are increasing our 2009 guidance,” said Ritch Wood, chief financial officer. We are increasing our revenue guidance to $1.26 to $1.27 billion, anticipating a negative impact from foreign currency fluctuations of 3 to 5 percent for the year. We are increasing our earnings guidance to $1.09 to $1.14 or $1.23 to $1.28 excluding an estimated $0.14 restructuring charge. We expect third-quarter revenue of $312 to $317 million which anticipates a negative currency impact of 1 to 3 percent, and earnings per share in the $0.30 to $0.32 range, including a $0.02 planned restructuring charge,” concluded Wood.

Company management will host a webcast with the investment community on July 29, 2009 at 11 a.m. (EDT). Those wishing to access the webcast, as well as the financial information presented during the call, can visit the Investor Relations page on Nu Skin Enterprises’ website, www.nuskinenterprises.com. An archive of the webcast will be available at this same URL through Aug. 14, 2009.

The Company

For 25 years, Nu Skin Enterprises, Inc. has been demonstrating its tradition of innovation through its product portfolio, independent business opportunity and corporate social responsibility initiatives. Nu Skin’s scientific leadership in both skin care and nutrition has established Nu Skin as a premier anti-aging company, evidenced in its patent-pending ageLOC™ anti-aging platform and flagship products including the Galvanic Spa® System II, Tru Face® Essence Ultra, LifePak® nano and the g3 nutrition beverage. A global direct selling company, Nu Skin operates in 48 markets worldwide and has more than 750,000 independent sales representatives. Nu Skin Enterprises is traded on the New York Stock Exchange under the symbol “NUS.” More information is available at http://www.nuskinenteprises.com.

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Nu Skin Enterprises, Inc.
July 29, 2009

Please note: This press release, particularly the “Outlook” section, contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 that represent the company’s current expectations and beliefs, including, among other things: (i) management’s positive outlook for the company; (ii) management’s expectations regarding the company’s initiatives, strategies, product development and launches, transformation efforts and other innovation efforts; and (iii) management’s projections regarding revenue, earnings per share, the impact of foreign currency fluctuations, operating margin and restructuring charges for the year 2009 and for the third quarter of 2009 set forth in the “Outlook” section. The forward-looking statements and related assumptions involve risks and uncertainties that could cause actual results and outcomes to differ materially from any forward-looking statements or views expressed herein. These risks and uncertainties include, but are not limited to: (a) economic conditions globally, including the current financial crisis and decreased consumer confidence and spending, and related risks; (b) the recent fluctuations of numerous foreign currencies and the associated currency translation impact on our business if these currencies continue to fluctuate; (c) uncertainty regarding the impact on our business of increased regulatory scrutiny of the direct selling industry in Japan and our efforts to increase distributor compliance efforts in this market; (d) an increase in complaints to consumer protection agencies in Japan regarding the activities of some distributors and the associated risks to the company’s business if such increase results in further regulatory scrutiny; (e) regulatory risks associated with the company’s tools and products, which could inhibit the company’s ability to market a tool or product in a market if it is determined to be a medical device in any market, if distributors make unauthorized claims that would cause such products to be classified as drugs, or if the company is unable to obtain necessary product registrations in a timely manner; (f) risks related to the recent swine flu outbreak, which could negatively impact our business to the extent that it inhibits travel, causes people to avoid interaction with other people, or restricts our ability to produce or distribute any of our porcine-sourced gelatin encapsulated products; (g) continued regulatory scrutiny and investigations in Mainland China, which have from time to time in the past, and could in the future, negatively impact the company’s business, including the interruption of sales activities in stores, loss of licenses, and the imposition of fines; (h) any failure of current or planned initiatives or products to generate interest among distributors and customers and generate sponsoring and selling activities on a sustained basis; (i) any unanticipated negative response from distributors regarding distributor compensation plan enhancements planned for implementation in most of our Asian markets in 2009; (j) any failure of the implementation of business transformation initiatives to reduce overhead and drive growth, and any negative impact of such initiatives on the company’s ability to effectively manage its operations; (k) adverse publicity related to the company’s business, products, industry or any legal actions or complaints by distributors or others similar to claims made against some of the company’s competitors; and (l) continued competitive pressures in the company’s markets. The company’s financial performance and the forward-looking statements contained herein are further qualified by a detailed discussion of associated risks set forth in the documents filed by the company with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on February 27, 2009 and Quarterly Report on Form 10-Q filed on May 8, 2009. The forward-looking statements set forth the company’s beliefs as of the date of this release, and the company assumes no duty to update the forward-looking statements contained in this release to reflect any change except as required by law.

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Nu Skin Enterprises
July 29, 2009

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Second Quarters Ended June 30, 2009 and 2008
(in thousands, except per share amounts)

	2009	2008
Revenue:
North Asia	$ 146,712	$ 151,025
Americas	62,240	57,253
Greater China	52,753	55,778
Europe	32,173	30,445
South Asia/Pacific	28,687	27,212
Total revenue	322,565	321,713

Cost of sales	60,637	59,319

Gross profit	261,928	262,394

Operating expenses:
Selling expenses	134,630	136,983
General and administrative expenses	91,286	96,480
Restructuring charges	1,561	—
Total operating expenses	227,477	233,463

Operating income	34,451	28,931

Other income (expense), net	882	4,110
Income before provision for income taxes	35,333	33,041
Provision for income taxes	13,219	12,440

Net income	$ 22,114	$ 20,601

Net income per share:
Basic	$ 0.35	$ 0.32
Diluted	$ 0.35	$ 0.32

Weighted average common shares outstanding:
Basic	63,109	63,561
Diluted	63,726	64,269

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Nu Skin Enterprises
July 29, 2009

NU SKIN ENTERPRISES, INC.
Consolidated Statements of Income (Unaudited)
For the Six Month Periods Ended June 30, 2009 and 2008
(in thousands, except per share amounts)

	2009	2008
Revenue:
North Asia	$ 286,530	$ 300,459
Americas	120,656	107,669
Greater China	100,223	105,682
Europe	58,847	53,278
South Asia/Pacific	52,507	52,714
Total revenue	618,763	619,802

Cost of sales	114,443	113,516

Gross profit	504,320	506,286

Operating expenses:
Selling expenses	257,794	264,896
General and administrative expenses	180,977	185,035
Restructuring charges	10,947	—
Total operating expenses	449,718	449,931

Operating income	54,602	56,355

Other income (expense), net	(354)	(1,719)
Income before provision for income taxes	54,248	54,636
Provision for income taxes	20,293	20,546

Net income	$ 33,955	$ 34,090

Net income per share:
Basic	$ 0.54	$ 0.54
Diluted	$ 0.53	$ 0.53

Weighted average common shares outstanding:
Basic	63,221	63,509
Diluted	63,585	64,242

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Nu Skin Enterprises
July 29, 2009

NU SKIN ENTERPRISES, INC.
Consolidated Balance Sheets (Unaudited)
(in thousands)

	June 30, 2009	December 31, 2008
ASSETS
Current assets:
Cash and cash equivalents	$ 125,302	$ 114,586
Accounts receivable	20,614	16,496
Inventories, net	111,922	114,378
Prepaid expenses and other	45,950	44,944
	303,788	290,404

Property and equipment, net	75,958	82,336
Goodwill	112,446	112,446
Other intangible assets, net	83,974	87,888
Other assets	131,433	136,698
Total assets	$ 707,599	$ 709,772

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 19,218	$ 20,378
Accrued expenses	119,573	115,794
Current portion of long-term debt	29,024	30,196
	167,815	166,368

Long-term debt	138,981	158,760
Other liabilities	66,238	68,464
Total liabilities	373,034	393,592

Stockholders' equity:
Class A common stock	91	91
Additional paid-in capital	222,403	218,928
Treasury stock, at cost	(421,810)	(417,017)
Retained earnings	603,662	584,239
Accumulated other comprehensive loss	(69,781)	(70,061)
	334,565	316,180
Total liabilities and stockholders' equity	$ 707,599	$ 709,772

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Nu Skin Enterprises
July 29, 2009

NU SKIN ENTERPRISES, INC.
Distributor/Preferred Customer Growth by Market

	As of June 30, 2009		As of June 30, 2008		% Increase (Decrease)
	Active*	Executive	Active*	Executive	Active*	Executive
North Asia	322,000	13,803	329,000	14,292	(2.1%)	(3.4%)
Americas	171,000	5,385	174,000	4,921	(1.7%)	9.4%
Greater China	103,000	6,129	130,000	6,443	(20.8%)	(4.9%)
Europe	89,000	3,173	71,000	2,648	25.4%	19.8%
South Asia/Pacific	67,000	2,525	64,000	2,168	4.7%	16.5%
Total	752,000	31,015	768,000	30,472	(2.1%)	1.8%

*	Active distributors include preferred customers and distributors purchasing products directly from the company during the quarter.

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